Filed Pursuant to Rule 433
Registration Number: 333-143895
Dated June 20, 2007
Pactiv Corporation
Pricing Term Sheet
5.875% Notes due 2012

Issuer:	Pactiv Corporation
Principal Amount:	$250,000,000
Security Type:	Senior Note
Maturity:	July 15, 2012
Coupon:	5.875%
Price to Public:	99.771%
Yield to Maturity:	5.927%
Spread to Benchmark Treasury:	T + 88 bps (0.88%)
Benchmark Treasury:	4.750% due May 31, 2012
Benchmark Treasury Spot and Yield:	98-22 3/4, 5.047%
Interest Payment Dates:	July 15 and January 15, commencing
January 15, 2008
Make-Whole Call:	T + 15 bps
Trade Date:	June 20, 2007
Settlement Date:	June 25, 2007 (T+3)
Denominations:	$1,000 x $1,000
Ratings:	Baa2 (stable) / BBB (negative)
Joint Bookrunners:	J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated
Co-Managers:	Banc of America Securities LLC
Barclays Capital Inc.
Lehman Brothers Inc.
SunTrust Capital Markets, Inc.
Wachovia Capital Markets, LLC
6.400% Notes due 2018

Issuer:	Pactiv Corporation
Principal Amount:	$250,000,000
Security Type:	Senior Note
Maturity:	January 15, 2018
Coupon:	6.400%
Price to Public:	99.600%
Yield to Maturity:	6.452%

Spread to Benchmark Treasury:	T + 132 bps (1.32%)
Benchmark Treasury:	4.500% due May 15, 2017
Benchmark Treasury Spot and Yield:	95-4+, 5.132%
Interest Payment Dates:	July 15 and January 15, commencing
January 15, 2008
Make-Whole Call:	T + 20 bps
Trade Date:	June 20, 2007
Settlement Date:	June 25, 2007 (T+3)
Denominations:	$1,000 x $1,000
Ratings:	Baa2 (stable) / BBB (negative)
Joint Bookrunners:	J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated
Co-Managers:	Banc of America Securities LLC
Barclays Capital Inc.
Lehman Brothers Inc.
SunTrust Capital Markets, Inc.
Wachovia Capital Markets, LLC
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 212-834-4533 or Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649.
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